UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-17F-2

CERTIFICATE OF ACCOUNTING OF SECURITIES AND SIMILAR

INVESTMENTS IN THE CUSTODY OF

MANAGEMENT INVESTMENT COMPANIES

PURSUANT TO RULE N-17F-2 [17 CFR 270.17F-2]

1. Investment Company Act File Number:			Date Examination completed:
811-07851			November 19, 2020

2. State Identification Number:

AL	AK	AZ	AR	CA	CO
CT	DE	DC	FL	GA	HI
ID	IL	IN	IA	KS	KY
LA	ME	MD	MA	MI	MN
MS	MO	MT	NE	NV	NH
NJ	NM	NY	NC	ND	OH
OK	OR	PA	RI	SC	SD
TN	TX	UT	VT	VA	WA
WV	WI	WY	PUERTO RICO

3. Exact name of investment company as specified in registration statement:

Franklin Fund Allocator Series

Franklin Conservative Allocation Fund
Franklin Corefolio Allocation Fund
Franklin Founding Funds Allocation Fund
Franklin Growth Allocation Fund
Franklin LifeSmart Retirement Income Fund
Franklin LifeSmart 2020 Retirement Target Fund
Franklin LifeSmart 2025 Retirement Target Fund
Franklin LifeSmart 2030 Retirement Target Fund
Franklin LifeSmart 2035 Retirement Target Fund
Franklin LifeSmart 2040 Retirement Target Fund
Franklin LifeSmart 2045 Retirement Target Fund
Franklin LifeSmart 2050 Retirement Target Fund
Franklin LifeSmart 2055 Retirement Target Fund
Franklin Moderate Allocation Fund
Franklin NextStep Conservative Fund
Franklin NextStep Moderate Fund
Franklin NextStep Growth Fund
Franklin Payout 2019 Fund
Franklin Payout 2020 Fund
Franklin Payout 2021 Fund
Franklin Payout 2022 Fund

4. Address of principal executive office: (number, street, city, state, zip code)
One Franklin Parkway, San Mateo, CA 94403

[PWC LOGO]

Report of Independent Accountants

To the Board of Trustees and Management of:

Franklin Custodian Funds
Franklin ETF Trust
Franklin Fund Allocator Series
Franklin Floating Rate Master Trust
Franklin Global Trust
Franklin Gold and Precious Metals Fund
Franklin High Income Trust
Franklin Investors Securities Trust
Franklin Limited Duration Income Trust
Franklin Managed Trust
Franklin Real Estate Securities Trust
Franklin Strategic Mortgage Portfolio
Franklin Strategic Series
Franklin Templeton ETF Trust
Franklin Templeton Variable Insurance Products Trust
Franklin Universal Trust
Franklin U.S. Government Money Fund Trust
Institutional Fiduciary Trust
Templeton China World Fund
Templeton Developing Markets Trust
Templeton Emerging Markets Fund
Templeton Emerging Markets Income Fund
Templeton Funds
Templeton Global Income Fund
Templeton Global Investment Trust
Templeton Global Smaller Companies Fund
Templeton Income Trust
Templeton Institutional Funds

and the Board of Directors and Management of:

Templeton Dragon Fund, Inc.
Templeton Growth Fund, Inc.

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, that the Funds listed in Attachment A (collectively, the “Funds”) complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (“the Act”) as of November 30, 2019.  The Funds’ management is responsible for its assertion and the Funds’ compliance with those requirements.  Our responsibility is to express an opinion on management's assertion about the Funds' compliance with the specified requirements based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the examination to obtain reasonable assurance about whether management’s assertion about compliance with the specified requirements is fairly stated, in all material respects, and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances.  Included among our procedures were the following tests performed as of November 30, 2019, and with respect to agreement of security purchases and sales, for the period from May 31, 2019 (see Attachment A for details) through November 30, 2019:

  Without prior notice to management, confirmation of all securities held by Franklin Templeton Investors Services, Inc., (the “Transfer Agent”), as they pertain to the security positions owned by the Funds and held in book entry form
  Reconciliation of all such securities to the books and records of the Funds and the Transfer Agent
  Agreement of 55 security purchases and 55 security sales across the Funds since our last report from the books and records of the Funds to the records of the Transfer Agent

We believe that our examination provides, and that the evidence we obtained is sufficient and appropriate to provide, a reasonable basis for our opinion.  Our examination does not provide a legal determination on the Funds' compliance with specified requirements.

In our opinion, management's assertion that the Funds listed in Attachment A complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of November 30, 2019 with respect to securities reflected in the investment accounts of the Funds is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Board of Trustees or Directors of the Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/PRICEWATERHOUSECOOPERS, LLP

November 19, 2020

PricewaterhouseCoopers LLP, 405 Howard Street Suite 600, San Francisco, California 94105

T: +1(415) 598 5000, F: +1(415) 498 7000, www.pwc.com

Attachment A	Examination Period
Templeton Global Investment Trust:
Templeton Emerging Markets Small Cap Fund[a]	May 31, 2019 – November 30, 2019
Templeton Frontier Markets Fund[a]	May 31, 2019 – November 30, 2019
Templeton Global Balanced Fund[a]	May 31, 2019 – November 30, 2019

Franklin Real Estate Securities Trust:
Franklin Real Estate Securities Fund	May 31, 2019 – November 30, 2019

Franklin Strategic Series:
Franklin Biotechnology Discovery Fund	May 31, 2019 – November 30, 2019
Franklin Flexible Alpha Bond Fund[a]	May 31, 2019 – November 30, 2019
Franklin Select U.S. Equity Fund[a]	May 31, 2019 – November 30, 2019
Franklin Growth Opportunities Fund[a]	May 31, 2019 – November 30, 2019
Franklin Natural Resources Fund[a]	May 31, 2019 – November 30, 2019
Franklin Small Cap Growth Fund[a]	May 31, 2019 – November 30, 2019
Franklin Small-Mid Cap Growth Fund[a]	May 31, 2019 – November 30, 2019
Franklin Strategic Income Fund[a]	May 31, 2019 – November 30, 2019
Franklin Templeton SMACS Series Eb	June 31, 2019 – November 30, 2019
Franklin Templeton SMACS Series H	June 31, 2019 – November 30, 2019
Franklin Templeton SMACS Series Ib	June 31, 2019 – November 30, 2019

Franklin High Income Trust:
Franklin High Income Fund[a]	May 31, 2019 – November 30, 2019

Institutional Fiduciary Trust:
Money Market Portfolio[a]	May 31, 2019 – November 30, 2019

Franklin Global Trust:
Franklin Emerging Market Debt Opportunities Fund[a]	May 31, 2019 – November 30, 2019
Franklin International Growth Fund[a]	May 31, 2019 – November 30, 2019

Franklin U.S. Government Money Fund Trust
Franklin U.S. Government Money Fund[c]	May 31, 2019 – November 30, 2019

Franklin Gold and Precious Metals Fund[a]	May 31, 2019 – November 30, 2019

Franklin Universal Trust[a]	May 31, 2019 – November 30, 2019

Templeton China World Fund[a]	May 31, 2019 – November 30, 2019

Templeton Emerging Markets Fund[a]	May 31, 2019 – November 30, 2019

Templeton Emerging Markets Income Fund[a]	May 31, 2019 – November 30, 2019

Templeton Funds:
Templeton Foreign Fund[a]	May 31, 2019 – November 30, 2019
Templeton International Climate Change Fund[a]	May 31, 2019 – November 30, 2019

Templeton Global Income Fund[a]	May 31, 2019 – November 30, 2019

Templeton Global Smaller Companies Fund[a]	May 31, 2019 – November 30, 2019

Templeton Growth Fund, Inc.[a]	May 31, 2019 – November 30, 2019

Templeton Income Trust:
Templeton Emerging Markets Bond Fund[a]	May 31, 2019 – November 30, 2019
Templeton Global Bond Fund[a]	May 31, 2019 – November 30, 2019
Templeton Global Total Return Fund[a]	May 31, 2019 – November 30, 2019
Templeton International Bond Fund[a]	May 31, 2019 – November 30, 2019

Franklin Custodian Funds:
Franklin DynaTech Fund[a]	May 31, 2019 – November 30, 2019
Franklin Growth Fund[a]	May 31, 2019 – November 30, 2019
Franklin Income Fund[a]	May 31, 2019 – November 30, 2019
Franklin U.S. Government Securities Fund[a]	May 31, 2019 – November 30, 2019
Franklin Utilities Fund[a]	May 31, 2019 – November 30, 2019
Franklin Focused Growth Fund[a]	May 31, 2019 – November 30, 2019

Franklin Strategic Mortgage Portfolio	May 31, 2019 – November 30, 2019

Franklin Investors Securities Trust:
Franklin Adjustable U.S. Government Securities Fund[a]	May 31, 2019 – November 30, 2019
Franklin Convertible Securities Fund[a]	May 31, 2019 – November 30, 2019
Franklin Equity Income Fund[a]	May 31, 2019 – November 30, 2019
Franklin Floating Rate Daily Access Fund[a]	May 31, 2019 – November 30, 2019
Franklin Low Duration Total Return Funda a	May 31, 2019 – November 30, 2019
Franklin Managed Income Fund[a]	May 31, 2019 – November 30, 2019
Franklin Real Return Fund[a]	May 31, 2019 – November 30, 2019
Franklin Total Return Fund[a]	May 31, 2019 – November 30, 2019

Templeton Developing Markets Trust[a]	May 31, 2019 – November 30, 2019

Franklin Fund Allocator Series:
Franklin Conservative Allocation Fund[a]	May 31, 2019 – November 30, 2019
Franklin Corefolio Allocation Fund[a]	May 31, 2019 – November 30, 2019
Franklin Founding Funds Allocation Fund[a]	May 31, 2019 – November 30, 2019
Franklin Growth Allocation Fund[a]	May 31, 2019 – November 30, 2019
Franklin LifeSmart Retirement Income Fund	May 31, 2019 – November 30, 2019
Franklin LifeSmart 2020 Retirement Target Fund[a]	May 31, 2019 – November 30, 2019
Franklin LifeSmart 2025 Retirement Target Fund[a]	May 31, 2019 – November 30, 2019
Franklin LifeSmart 2030 Retirement Target Fund[a]	May 31, 2019 – November 30, 2019
Franklin LifeSmart 2035 Retirement Target Fund[a]	May 31, 2019 – November 30, 2019
Franklin LifeSmart 2040 Retirement Target Fund[a]	May 31, 2019 – November 30, 2019
Franklin LifeSmart 2045 Retirement Target Fund[a]	May 31, 2019 – November 30, 2019
Franklin LifeSmart 2050 Retirement Target Fund[a]	May 31, 2019 – November 30, 2019
Franklin LifeSmart 2055 Retirement Target Fund[a]	May 31, 2019 – November 30, 2019
Franklin Moderate Allocation Fund[a]	May 31, 2019 – November 30, 2019
Franklin NextStep Conservative Fund [a]	May 31, 2019 – November 30, 2019
Franklin NextStep Moderate Fund[a]	May 31, 2019 – November 30, 2019
Franklin NextStep Growth Fund[a]	May 31, 2019 – November 30, 2019
Franklin Payout 2019 Fund[a]	May 31, 2019 – November 30, 2019
Franklin Payout 2020 Fund[a]	May 31, 2019 – November 30, 2019
Franklin Payout 2021 Fund[a]	May 31, 2019 – November 30, 2019
Franklin Payout 2022 Fund[a]	May 31, 2019 – November 30, 2019

Franklin Templeton Variable Insurance Products Trust:
Franklin Flex Cap Growth VIP Fund[a]	May 31, 2019 – November 30, 2019
Franklin Founding Funds Allocation VIP Fund[a]	May 31, 2019 – November 30, 2019
Franklin Income VIP Fund[a]	May 31, 2019 – November 30, 2019
Franklin Large Cap Growth VIP Fund[c]	May 31, 2019 – November 30, 2019
Franklin Mutual Global Discovery VIP Fund[a]	May 31, 2019 – November 30, 2019
Franklin Mutual Shares VIP Fund[a]	May 31, 2019 – November 30, 2019
Franklin Rising Dividends VIP Fund[a]	May 31, 2019 – November 30, 2019
Franklin Small Cap Value VIP Fund[a]	May 31, 2019 – November 30, 2019
Franklin Small-Mid Cap Growth VIP Fund[a]	May 31, 2019 – November 30, 2019
Franklin Strategic Income VIP Fund[a]	May 31, 2019 – November 30, 2019
Franklin VolSmart Allocation VIP Fund[a]	May 31, 2019 – November 30, 2019
Templeton Developing Markets VIP Fund[a]	May 31, 2019 – November 30, 2019
Templeton Foreign VIP Fund[a]	May 31, 2019 – November 30, 2019
Templeton Growth VIP Fund[a]	May 31, 2019 – November 30, 2019
Templeton Global Bond VIP Fund[a]	May 31, 2019 – November 30, 2019

Templeton Dragon Fund, Inc.[a]	May 31, 2019 – November 30, 2019

Templeton Institutional Funds:
Foreign Small Companies Series[c]	May 31, 2019 – November 30, 2019
International Equity Series[a]	May 31, 2019 – November 30, 2019

Franklin ETF Trust:
Franklin Liberty Short Duration U.S. Government ETF[a]	May 31, 2019 – November 30, 2019

Franklin Floating Rate Master Trust:
Franklin Floating Rate Income Fund[a]	May 31, 2019 – November 30, 2019
Franklin Floating Rate Master Series[a]	May 31, 2019 – November 30, 2019

Franklin Limited Duration Income Trust [a]	May 31, 2019 – November 30, 2019

Franklin Managed Trust:
Franklin Rising Dividends Fund[a]	May 31, 2019 – November 30, 2019

Franklin Templeton ETF Trust:
Franklin LibertyQ Emerging Markets ETF[a]	May 31, 2019 – November 30, 2019
Franklin LibertyQ Global Equity ETF[c]	May 31, 2019 – November 30, 2019
Franklin LibertyQ Small Cap Equity ETF[a]	May 31, 2019 – November 30, 2019
Franklin LibertyQ Mid Cap Equity ETF[a]	May 31, 2019 – November 30, 2019
Franklin LibertyQ U.S. Equity ETF[a]	May 31, 2019 – November 30, 2019
Franklin FTSE Asia ex Japan ETF[a]	May 31, 2019 – November 30, 2019
Franklin FTSE Europe Hedged ETFC	May 31, 2019 – November 30, 2019
Franklin FTSE Japan ETFC	May 31, 2019 – November 30, 2019
Franklin FTSE Japan Hedged ETF[c]	May 31, 2019 – November 30, 2019
Franklin FTSE South Korea ETF[a]	May 31, 2019 – November 30, 2019

Legend:

a: May 31, 2019 represents the date of our last examination.

b: Fund incepted on June 3, 2019 which falls in between the beginning and ending dates of the current count.

c: Fund was not in scope for the May 31, 2019 examination.

Management Statement Regarding Compliance with Certain

Provisions of the Investment Company Act of 1940

We, as members of management of the Franklin Templeton Funds indicated in Attachment I (the “Funds”), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, “Custody of Investments by Registered Management Investment Companies,” of the Investment Company Act of 1940.  We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements.  We have performed an evaluation of the Funds’ compliance with the requirements of subsection (b) of Rule 17f-2 as of November 30, 2019, and for the periods indicated in Attachment I.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsection (b) of Rule 17f-2 as of November 30, 2019, and for the periods indicated in Attachment I, with respect to securities reflected in the investment accounts of the Funds.

By:

/s/GASTON GARDEY

Gaston Gardey

Chief Financial Officer and Chief Accounting Officer

Franklin Funds Board

Date November 19, 2020

/s/ROBERT G. KUBILIS

Robert G. Kubilis

Chief Financial Officer and Chief Accounting Officer

Templeton, New Jersey and Alternative Strategies Funds Board

Date November 19, 2020

/s/MATTHEW T. HINKLE

Matthew T. Hinkle

Chief Executive Officer - Finance and Administration

Date November 19, 2020

Attachment I	Examination Period
Templeton Global Investment Trust:
Templeton Emerging Markets Small Cap Fund[a]	May 31, 2019 – November 30, 2019
Templeton Frontier Markets Fund[a]	May 31, 2019 – November 30, 2019
Templeton Global Balanced Fund[a]	May 31, 2019 – November 30, 2019

Franklin Real Estate Securities Trust:
Franklin Real Estate Securities Fund	May 31, 2019 – November 30, 2019

Franklin Strategic Series:
Franklin Biotechnology Discovery Fund	May 31, 2019 – November 30, 2019
Franklin Flexible Alpha Bond Fund[a]	May 31, 2019 – November 30, 2019
Franklin Select U.S. Equity Fund[a]	May 31, 2019 – November 30, 2019
Franklin Growth Opportunities Fund[a]	May 31, 2019 – November 30, 2019
Franklin Natural Resources Fund[a]	May 31, 2019 – November 30, 2019
Franklin Small Cap Growth Fund[a]	May 31, 2019 – November 30, 2019
Franklin Small-Mid Cap Growth Fund[a]	May 31, 2019 – November 30, 2019
Franklin Strategic Income Fund[a]	May 31, 2019 – November 30, 2019
Franklin Templeton SMACS Series Eb	June 3, 2019 – November 30, 2019
Franklin Templeton SMACS Series Hb	June 3, 2019 – November 30, 2019
Franklin Templeton SMACS Series Ib	June 3, 2019 – November 30, 2019

Franklin High Income Trust:
Franklin High Income Fund[a]	May 31, 2019 – November 30, 2019

Institutional Fiduciary Trust:
Money Market Portfolio[a]	May 31, 2019 – November 30, 2019

Franklin Global Trust:
Franklin Emerging Market Debt Opportunities Fund[a]	May 31, 2019 – November 30, 2019
Franklin International Growth Fund[a]	May 31, 2019 – November 30, 2019

Franklin U.S. Government Money Fund Trust
Franklin U.S. Government Money Fund[c]	May 31, 2019 – November 30, 2019

Franklin Gold and Precious Metals Fund[a]	May 31, 2019 – November 30, 2019

Franklin Universal Trust[a]	May 31, 2019 – November 30, 2019

Templeton China World Fund[a]	May 31, 2019 – November 30, 2019

Templeton Emerging Markets Fund[a]	May 31, 2019 – November 30, 2019

Templeton Emerging Markets Income Fund[a]	May 31, 2019 – November 30, 2019

Templeton Funds:
Templeton Foreign Fund[a]	May 31, 2019 – November 30, 2019
Templeton International Climate Change Fund[a]	May 31, 2019 – November 30, 2019

Templeton Global Income Fund[a]	May 31, 2019 – November 30, 2019

Templeton Global Smaller Companies Fund[a]	May 31, 2019 – November 30, 2019

Templeton Growth Fund, Inc.[a]	May 31, 2019 – November 30, 2019

Templeton Income Trust:
Templeton Emerging Markets Bond Fund[a]	May 31, 2019 – November 30, 2019
Templeton Global Bond Fund[a]	May 31, 2019 – November 30, 2019
Templeton Global Total Return Fund[a]	May 31, 2019 – November 30, 2019
Templeton International Bond Fund[a]	May 31, 2019 – November 30, 2019

Franklin Custodian Funds:
Franklin DynaTech Fund[a]	May 31, 2019 – November 30, 2019
Franklin Growth Fund[a]	May 31, 2019 – November 30, 2019
Franklin Income Fund[a]	May 31, 2019 – November 30, 2019
Franklin U.S. Government Securities Fund[a]	May 31, 2019 – November 30, 2019
Franklin Utilities Fund[a]	May 31, 2019 – November 30, 2019
Franklin Focused Growth Fund[a]	May 31, 2019 – November 30, 2019

Franklin Strategic Mortgage Portfolio	May 31, 2019 – November 30, 2019

Franklin Investors Securities Trust:
Franklin Adjustable U.S. Government Securities Fund[a]	May 31, 2019 – November 30, 2019
Franklin Convertible Securities Fund[a]	May 31, 2019 – November 30, 2019
Franklin Equity Income Fund[a]	May 31, 2019 – November 30, 2019
Franklin Floating Rate Daily Access Fund[a]	May 31, 2019 – November 30, 2019
Franklin Low Duration Total Return Funda a	May 31, 2019 – November 30, 2019
Franklin Managed Income Fund[a]	May 31, 2019 – November 30, 2019
Franklin Real Return Fund[a]	May 31, 2019 – November 30, 2019
Franklin Total Return Fund[a]	May 31, 2019 – November 30, 2019

Templeton Developing Markets Trust[a]	May 31, 2019 – November 30, 2019

Franklin Fund Allocator Series:
Franklin Conservative Allocation Fund[a]	May 31, 2019 – November 30, 2019
Franklin Corefolio Allocation Fund[a]	May 31, 2019 – November 30, 2019
Franklin Founding Funds Allocation Fund[a]	May 31, 2019 – November 30, 2019
Franklin Growth Allocation Fund[a]	May 31, 2019 – November 30, 2019
Franklin LifeSmart Retirement Income Fund	May 31, 2019 – November 30, 2019
Franklin LifeSmart 2020 Retirement Target Fund[a]	May 31, 2019 – November 30, 2019
Franklin LifeSmart 2025 Retirement Target Fund[a]	May 31, 2019 – November 30, 2019
Franklin LifeSmart 2030 Retirement Target Fund[a]	May 31, 2019 – November 30, 2019
Franklin LifeSmart 2035 Retirement Target Fund[a]	May 31, 2019 – November 30, 2019
Franklin LifeSmart 2040 Retirement Target Fund[a]	May 31, 2019 – November 30, 2019
Franklin LifeSmart 2045 Retirement Target Fund[a]	May 31, 2019 – November 30, 2019
Franklin LifeSmart 2050 Retirement Target Fund[a]	May 31, 2019 – November 30, 2019
Franklin LifeSmart 2055 Retirement Target Fund[a]	May 31, 2019 – November 30, 2019
Franklin Moderate Allocation Fund[a]	May 31, 2019 – November 30, 2019
Franklin NextStep Conservative Fund [a]	May 31, 2019 – November 30, 2019
Franklin NextStep Moderate Fund[a]	May 31, 2019 – November 30, 2019
Franklin NextStep Growth Fund[a]	May 31, 2019 – November 30, 2019
Franklin Payout 2019 Fund[a]	May 31, 2019 – November 30, 2019
Franklin Payout 2020 Fund[a]	May 31, 2019 – November 30, 2019
Franklin Payout 2021 Fund[a]	May 31, 2019 – November 30, 2019
Franklin Payout 2022 Fund[a]	May 31, 2019 – November 30, 2019

Franklin Templeton Variable Insurance Products Trust:
Franklin Flex Cap Growth VIP Fund[a]	May 31, 2019 – November 30, 2019
Franklin Founding Funds Allocation VIP Fund[a]	May 31, 2019 – November 30, 2019
Franklin Income VIP Fund[a]	May 31, 2019 – November 30, 2019
Franklin Large Cap Growth VIP Fund[c]	May 31, 2019 – November 30, 2019
Franklin Mutual Global Discovery VIP Fund[a]	May 31, 2019 – November 30, 2019
Franklin Mutual Shares VIP Fund[a]	May 31, 2019 – November 30, 2019
Franklin Rising Dividends VIP Fund[a]	May 31, 2019 – November 30, 2019
Franklin Small Cap Value VIP Fund[a]	May 31, 2019 – November 30, 2019
Franklin Small-Mid Cap Growth VIP Fund[a]	May 31, 2019 – November 30, 2019
Franklin Strategic Income VIP Fund[a]	May 31, 2019 – November 30, 2019
Franklin VolSmart Allocation VIP Fund[a]	May 31, 2019 – November 30, 2019
Templeton Developing Markets VIP Fund[a]	May 31, 2019 – November 30, 2019
Templeton Foreign VIP Fund[a]	May 31, 2019 – November 30, 2019
Templeton Growth VIP Fund[a]	May 31, 2019 – November 30, 2019
Templeton Global Bond VIP Fund[a]	May 31, 2019 – November 30, 2019

Templeton Dragon Fund, Inc.[a]	May 31, 2019 – November 30, 2019

Templeton Institutional Funds:
Foreign Small Companies Series[c]	May 31, 2019 – November 30, 2019
International Equity Series[a]	May 31, 2019 – November 30, 2019

Franklin ETF Trust:
Franklin Liberty Short Duration U.S. Government ETF[a]	May 31, 2019 – November 30, 2019

Franklin Floating Rate Master Trust:
Franklin Floating Rate Income Fund[a]	May 31, 2019 – November 30, 2019
Franklin Floating Rate Master Series[a]	May 31, 2019 – November 30, 2019

Franklin Limited Duration Income Trust [a]	May 31, 2019 – November 30, 2019

Franklin Managed Trust:
Franklin Rising Dividends Fund[a]	May 31, 2019 – November 30, 2019

Franklin Templeton ETF Trust:
Franklin LibertyQ Emerging Markets ETF[a]	May 31, 2019 – November 30, 2019
Franklin LibertyQ Global Equity ETF[c]	May 31, 2019 – November 30, 2019
Franklin LibertyQ Small Cap Equity ETF[a]	May 31, 2019 – November 30, 2019
Franklin LibertyQ Mid Cap Equity ETF[a]	May 31, 2019 – November 30, 2019
Franklin LibertyQ U.S. Equity ETF[a]	May 31, 2019 – November 30, 2019
Franklin FTSE Asia ex Japan ETF[a]	May 31, 2019 – November 30, 2019
Franklin FTSE Europe Hedged ETFC	May 31, 2019 – November 30, 2019
Franklin FTSE Japan ETFC	May 31, 2019 – November 30, 2019
Franklin FTSE Japan Hedged ETF[c]	May 31, 2019 – November 30, 2019
Franklin FTSE South Korea ETF[a]	May 31, 2019 – November 30, 2019

Legend:

a: May 31, 2019 represents the date of our last examination.

b: Fund incepted on June 3, 2019 which falls in between the beginning and ending dates of the current count.

c: Fund was not in scope for the May 31, 2019 examination.